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                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                                  Dallas, Texas
                      9920 Corporate Campus Dr., Suite 1000
                           Louisville, Kentucky 40223
                            Telephone: 1-866-667-0561
                 ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

      /X/ Check if this endorsement supersedes a prior Roth IRA endorsement

   This endorsement is made a part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary.

   The annuitant is establishing a Roth individual retirement annuity (Roth IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.

                                    ARTICLE I

   Except in the case of a rollover contribution described in section 408A(e), a recharacterized contribution described in section 408A(d)(6), or an IRA Conversion Contribution, the issuer will accept only cash contributions up to $3,000 per year for tax years 2002 through 2004. That contribution limit is increased to $4,000 for tax years 2005 through 2007 and $5,000 for 2008 and thereafter. For individuals who have reached the age of 50 before the close of the tax year, the contribution limit is increased to $3,500 per year for tax years 2002 through 2004, $4,500 for 2005, $5,000 for 2006 and 2007, and $6,000
for 2008 and thereafter. For tax years after 2008, the above limits will be increased to reflect a cost-of-living adjustment, if any.

                                   ARTICLE II

   1. The contribution limit described in Article I is gradually reduced to $0 for higher income annuitants. For a single annuitant, the annual contribution is phased out between adjusted gross income (AGI) of $95,000 and $110,000 for a married annuitant filing jointly, between AGI of $150,000 and $160,000; and for a married annuitant filing separately, between AGI of $0 and $10,000. In the case of a conversion, the issuer will not accept IRA Conversion Contributions in a tax year if the annuitant's AGI for the tax year the funds were distributed from the other IRA exceeds $100,000 or if the annuitant is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

   2. In the case of a joint return, the AGI limits in the preceding paragraph apply to the combined AGI of the annuitant and his or her spouse.

                                   ARTICLE III

   The annuitant's interest in the contract is nonforfeitable and nontransferable.

                                   ARTICLE IV

   1.  The contract does not require fixed contributions.

   2. Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied (before the close of the calendar year following the year of the dividend) as contributions toward the contract.

                                    ARTICLE V

   1. If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant's surviving spouse is not the designated beneficiary, the remaining interest in the contract will be distributed in accordance with (a) below or, if elected or there is no designated beneficiary, in accordance with (b) below:

   (a) The remaining interest in the contract will be distributed, starting by the end of the calendar year following the year of the annuitant's death, over the designated beneficiary's remaining life expectancy, or a period no longer than such remaining life expectancy, as determined in the year following the death of the annuitant. Life expectancy is determined using the single life table in Regulations section 1.401(a)(9)-9.

   (b) The remaining interest in the contract will be distributed by the end of the calendar year containing the fifth anniversary of the annuitant's death.

   2. If the annuitant's surviving spouse is the designated beneficiary, such spouse will then be treated as the annuitant.

                                   ARTICLE VI

   1. The annuitant agrees to provide the issuer with all information necessary to prepare any reports required by sections 408(i) and 408A(d)(3)(E), Regulations sections 1.408-5 and 1.408-6, or other guidance published by the Internal Revenue Service (IRS)

   2. The issuer agrees to submit to the IRS and annuitant the reports prescribed by the IRS.

                                   ARTICLE VII

   Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through VI and this sentence will be controlling. Any additional articles inconsistent with section 408A, the related regulations, and other published guidance will be invalid.

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                                  ARTICLE VIII

   This endorsement will be amended as necessary to comply with the provisions of the Code, the related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.

                                   ARTICLE IX

   Article IX may be used for any additional provisions. If no other provisions will be added, draw a line through this space. If provisions are added, they must comply with applicable requirements of state law and the Internal Revenue Code.

                              ADDITIONAL PROVISIONS

     In addition to the provisions of Article V, if the annuitant's surviving spouse is the designated beneficiary and at the annuitant's death the annuitant's surviving spouse does not wish to be treated as the annuitant thereafter, the remaining interest in the contract will be distributed in accordance with section 1.(a) of Article V and the Regulations under Code section 401(a)(9) of the Internal Revenue Code of 1986 as amended pertaining to the rights of a designated beneficiary who is a surviving spouse.

GENERAL INSTRUCTIONS

SECTION REFERENCES ARE TO THE INTERNAL REVENUE CODE UNLESS OTHERWISE NOTED.

PURPOSE OF FORM

Form Roth-2002 is a model annuity endorsement that meets the requirements of section 408A and has been pre-approved by the IRS. A Roth individual retirement annuity (Roth IRA) is established after the contract, which includes this endorsement, is fully executed by both the individual (annuitant) and the issuer. The contract must be for the exclusive benefit of the annuitant or his or her beneficiaries.

   DO NOT file Form Roth-2002 with the IRS. Instead, keep it with your records.

   Unlike contributions to traditional individual retirement arrangements, contributions to a Roth IRA are not deductible from the annuitant's gross income; and distributions after 5 years that are made when the annuitant is 59 1/2 years of age or older OR on account of death, disability, or the purchase of a home by a first-time homebuyer (limited to $10,000), are not includible in gross income. For more information on Roth IRAs, including the required disclosures the issuer must give the annuitant, see PUB. 590, Individual Retirement Arrangements (IRAs).

DEFINITIONS

IRA CONVERSION CONTRIBUTIONS.

IRA Conversion Contributions are amounts rolled over, transferred, or considered transferred from a nonRoth IRA to a Roth IRA. A nonRoth IRA is an individual retirement account or annuity described in section 408(a) or 408(b), other than a Roth IRA.

Issuer.

ISSUER. The issuer is the insurance company providing the annuity contract. The insurance company may use other terms besides "issuer" to refer to itself, such as, "company", "insurer", or "us".

ANNUITANT. The annuitant is the person who establishes the annuity contract. The insurance company may use other terms besides "annuitant" to refer to the person who establishes the annuity contract, such as, "owner", "applicant", "insured", or "you".

SPECIFIC INSTRUCTIONS

ARTICLE I. The annuitant may be subject to a 6% tax on excess contributions if
(1) contributions to other individual retirement arrangements of the annuitant have been made for the same tax year, (2) the annuitant's adjusted gross income exceeds the applicable limits in Article II for the tax year, or (3) the annuitant's and spouse's compensation is less than the amount contributed by or on behalf of them for the tax year.

   The annuitant should see the disclosure statement or Pub. 590 for more information.

ARTICLE V. This article describes how distributions will be made from the Roth IRA after the annuitant's death. Elections made pursuant to this article should be reviewed periodically to ensure they correspond to the annuitant's intent. Under paragraph 2 of Article V, the annuitant's spouse is treated as the owner of the Roth IRA upon the death of the annuitant, rather than as the beneficiary. If the spouse is to be treated as the beneficiary, and not the owner, an overriding provision should be added to Article IX.

ARTICLE IX. Article IX and any that follow it may incorporate additional provisions that are agreed to by the annuitant and issuer to complete the contract. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of the issuer, issuer's fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the annuitant, etc. Attach additional pages if necessary.


                                /s/ Craig Hawley

                                    Secretary